Exhibit 99.1

MAP Pharmaceuticals Reports First Quarter of 2011 Financial Results

MOUNTAIN VIEW, Calif., May 3, 2011 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the first quarter ended March 31, 2011.

The net income for the first quarter ended March 31, 2011 was $17.6 million compared to a net loss of $14.1 million during the same period in 2010. Net income for the first quarter ended March 31, 2011 was related primarily to the $34.2 million in collaboration revenue recognized from a $60.0 million upfront payment received in February 2011 pursuant to a collaboration agreement with Allergan, Inc., compared to no collaboration revenue for the first quarter ended March 31, 2010.

MAP Pharmaceuticals had $114.8 million in cash and cash equivalents as of March 31, 2011, compared to $76.0 million as of December 31, 2010.

“We began 2011 by securing a strategic collaboration with Allergan for LEVADEX®, our investigational drug for the acute treatment of migraine. The companies have been working closely together as MAP Pharmaceuticals prepares to submit its New Drug Application (NDA) to the U.S. Food and Drug Administration in the first half of 2011, while also building infrastructure and strategy for the launch and commercialization of LEVADEX, if approved,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “In addition, we continue to present scientific data on LEVADEX, most recently at the 63rd Annual Meeting of the American Academy of Neurology. In our pharmacodynamics study there was no difference in pulmonary arterial systolic pressure between the LEVADEX and the placebo group over two hours and in our pharmacokinetics study comparing smokers vs. non-smokers, LEVADEX exposure was not higher in smokers.”

Revenues for the first quarter ended March 31, 2011 were $34.2 million compared to $0 for the same period in 2010. In February 2011, pursuant to the collaboration agreement, Allergan paid the Company an upfront payment of $60.0 million, $34.2 million of which was recognized as collaboration revenue in the quarter ended March 31, 2011. The remaining $25.8 million is deferred revenue and will be amortized as collaboration revenue over the estimated obligation periods. Under the terms of the collaboration agreement, the Company may also receive up to an additional $97.0 million in the form of regulatory milestones, which includes milestones for acceptance of filing of the LEVADEX NDA and first commercial sale associated with the initial acute migraine indication.

Research and development (R&D) expenses for the first quarter ended March 31, 2011 were $11.6 million compared to $9.8 million for the same period in 2010. The increase in R&D expenses for first quarter ended March 31, 2011 was driven primarily by an increase in expenses related to the LEVADEX program, including a milestone of $1.0 million paid by the Company to a third party licensor as a result of entering into the Allergan collaboration, and an increase in personnel related expenses, including stock-based compensation.

Sales, general and administrative (SG&A) expenses for the first quarter ended March 31, 2011 were $4.8 million compared to $3.9 million for the same period in 2010. The increase in SG&A expenses was related primarily to increases in personnel related expenses, including stock-based compensation and professional services.

For the first quarter ended March 31, 2011, non-cash stock-based compensation and depreciation expense was approximately $2.4 million.

2011 Financial Outlook

MAP Pharmaceuticals' financial outlook is based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under "Forward-Looking Statements."

The Company currently anticipates fiscal 2011 full year operating expenses, excluding non-cash charges such as stock-based compensation and depreciation, to be approximately $50 to $55 million. In addition, the Company currently anticipates capital expenditures in 2011 to be approximately $4 to $5 million. As previously disclosed, the Company anticipates loan payments of approximately $8 million in 2011 related to a working capital loan. Collaboration revenues are estimated to be approximately $65 million in 2011. This estimate includes amortization of the upfront payment received in February 2011 and a milestone payment that the Company would be eligible to receive in 2011 under its collaboration agreement with Allergan, if a certain milestone is met.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX, an orally inhaled investigational drug for the acute treatment of migraine. The Company has reported positive results from its Phase 3 trial of LEVADEX and has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. MAP Pharmaceuticals also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate and MAP Pharmaceuticals' expected cash requirements during 2011 described above. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the preparation and filing of a New Drug Application, the regulatory process to have the Company's LEVADEX product candidate approved for commercial use,  risks related to MAP Pharmaceuticals' future financial results and the potential benefits from the collaboration between MAP Pharmaceuticals and Allergan. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2010, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$114,847	$76,007
Accounts receivable	70	-
Other current assets	682	644

Total current assets	115,599	76,651
Property and equipment, net	5,806	5,803
Other assets	27	30
Restricted investment	310	310

Total assets	$121,742	$82,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,304	$12,440
Debt	5,678	7,581
Current portion of deferred revenue	14,400	-

Total current liabilities	27,382	20,021
Deferred revenue, less current portion	11,439	-
Other liabilities	81	117

Total liabilities	38,902	20,138

Total stockholders’ equity	82,840	62,656

Total liabilities and stockholders’ equity	$121,742	$82,794

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2011	2010

Collaboration revenue	$34,162	$-

Operating expenses:
Research and development	11,568	9,786
Sales, general and administrative	4,843	3,881

Total operating expenses	16,411	13,667

Income (loss) from operations	17,751	(13,667)

Other expense, net	(147)	(391)

Net income (loss)	$17,604	$(14,058)

Net income (loss) per share

Basic	$0.58	$(0.54)

Diluted	$0.56	$(0.54)

Weighted average shares outstanding used in calculating net income (loss) per share

Basic	30,211	25,852

Diluted	31,560	25,852